UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES AND EXCHANGE ACT OF 1934

CHINA HGS REAL ESTATE INC.
 (Exact name of registrant as specified in its charter)

FLORIDA	33-0961490
(State of incorporation or organization)	(I.R.S. Employer Identification No.]

6 Xinghan Road, 19th Floor, Hanzhong City Shaanxi Province, PRC 723000
(Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered:	Name of each exchange on which each class is to be registered:

Common Stock, par value $0.001 per share	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form related to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act:  N/A

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.        Description of Registrant’s Securities to be Registered

This registration statement on Form 8-A relates to the registration of common stock, par value $0.001 per share (the “Common Stock”), of China HGS Real Estate Inc., a Florida corporation (the “Company”) pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in connection with the listing of the Common Stock on the NASDAQ Stock Market LLC (“NASDAQ”). The Common Stock is presently quoted on the OTC Bulletin Board under the symbol “CAHS.”

The following summary does not purport to be complete and is subject to and qualified in its entirety by the provisions of the Company’s Articles of Incorporation, as amended (the “Amended Articles”) and Bylaws, as amended (the “Amended Bylaws”), copies of which are incorporated herein by this reference.

DESCRIPTION OF CAPITAL STOCK

Common Stock

As of September 7, 2010, our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001.  As of September 7, 2010, an aggregate of 45,050,000 shares of Common Stock were issued and outstanding and no shares of preferred stock were issued and outstanding.

Holders of the Common Stock are entitled to one vote for each share in the election of directors and in all other matters to be voted on by the stockholders. There is no cumulative voting in the election of directors. Holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors with respect to the Common Stock out of funds legally available therefore and, in the event of liquidation, dissolution or winding up of the Company, to share ratably in all assets remaining after payment of liabilities. The holders of Common Stock have no pre-emptive or conversion rights and is not subject to further calls or assessments.

We have never declared or paid any cash dividends on our common stock.  We do not anticipate paying any cash dividends to stockholders in the foreseeable future.  In addition, any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements, and such other factors as the Board of Directors deem relevant.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

Preferred Stock

We are authorized to issue 5,000,000 shares of preferred stock, par value $0.001, of which no such shares are issued and outstanding.  We have not designated the rights and preferences of our preferred stock.  The availability or issuance of these shares could delay, defer, discourage or prevent a change in control.

Stock Options

As of September 3, 2010, the following options were outstanding:

Options held by the Company’s three independent directors to purchase up to an aggregate of 34,000 shares of the Company’s common stock at an exercise price of $2.60 per share, 20% of which became exercisable on January 6, 2010, the date of grant, and 10% of which are exercisable at the end of every quarter thereafter until 100% exercisable.

The aforementioned options expire on January 6, 2015; except that, in the event of a merger or consolidation of the Company, transfer or disposition of all of the common stock of the Company, liquidation or dissolution of the Company, or a Change in Control of the Company as the options become immediately vested and exercisable.

In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, the number, class of securities and exercise price per share of the options listed above are subject to adjustments.

Transfer Agent and Registrar

Our independent stock transfer agent is Island Stock Transfer located at 100 Second Avenue South, Suite 705S, St. Petersburg, Florida 33701. Their phone number is 727-289-0010.

Item 2.                                Exhibits

Exhibit No.	Description
3.1
Articles of Incorporation of the registrant as filed with the Secretary of State of Florida on March 27, 2001 [Incorporated by reference to Exhibit 3.1 to registrant’s registration statement on Form SB-2 filed on August 31, 2001].

3.2
Articles of Incorporation of the registrant as amended with the Secretary of State of Florida on October 8, 2009 [Incorporated by reference to Exhibit 3.2 to registrant’s quarterly report on Form 10-Q filed on August 16, 2010].

3.3	Bylaws of the registrant adopted on April 21, 2001 [Incorporated by reference to Exhibit 3.2 to the registrant’s registration statement on Form SB-2 filed on August 31, 2001].

3.4
Independent Director Agreement dated January 6, 2010 between the Company and Gordon H. Silver [Incorporated by reference to Exhibit 10.1 to registrant’s quarterly report on Form 10-Q filed on August 16, 2010].

3.5
Independent Director Agreement dated January 6, 2010 between the Company and H. David Sherman [Incorporated by reference to Exhibit 10.2 to registrant’s quarterly report on Form 10-Q filed on August 16, 2010].

3.6
Independent Director Agreement dated January 6, 2010 between the Company and Yuankai Wen [Incorporated by reference to Exhibit 10.3 to registrant’s quarterly report on Form 10-Q filed on August 16, 2010].

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

China HGS Real Estate Inc.

By:	/s/ Xiaojun Zhu
Xiaojun Zhu
Chief Executive Officer and Chief Financial Officer
(Principal Executive Officer and Principal Accounting and Financial Officer)

Date:  September 9, 2010